UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2016 (September 9, 2016)

REGENERON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

000-19034	13-3444607
(Commission File Number)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 847-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2016, the board of directors (the “Board”) of Regeneron Pharmaceuticals, Inc. (the “Company”) elected Bonnie L. Bassler, Ph.D. as a Class I director and Huda Y. Zoghbi, M.D. as a Class II director to fill the two existing vacancies on the Board.  Drs. Bassler and Zoghbi have also been appointed to serve on the Corporate Governance and Compliance Committee and the Technology Committee of the Board. In accordance with the requirements of the New York Business Corporation Law, Drs. Bassler and Zoghbi will hold office until the 2017 Annual Shareholder Meeting of the Company, which is expected to be held on June 9, 2017.

Each of Drs. Bassler and Zoghbi will receive compensation from the Company for her service as a director in accordance with the Company’s compensation practices for non-employee directors, including an annual retainer of $55,000 and an annual $10,000 retainer for each committee on which she serves. On the day of their election, Drs. Bassler and Zoghbi were each granted an option to purchase 15,353 shares of the Company’s common stock, $0.001 par value per share, under the Company’s 2014 Long-Term Incentive Plan (the “Plan”), and they will also be eligible for annual awards to non-employee directors under the Plan.

There is no arrangement or understanding between Dr. Bassler or Dr. Zoghbi, on the one hand, and any other person, on the other hand, pursuant to which either of them was selected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2016	REGENERON PHARMACEUTICALS, INC.

	By:	/s/ Joseph J. LaRosa
	Name:	Joseph J. LaRosa
	Title:	Senior Vice President, General Counsel and Secretary